EXHIBIT 99.1

eMagin and V3i Sign Major Purchase & Distribution Agreement
for 3D OLED Display Products in Asia

Initial Order Exceeds $1 million USD

BELLEVUE, Wash and GYUNGGI, SUNGNAM, Korea -- June 21, 2006 -- eMagin Corporation (AMEX: EMA), a leader in OLED microdisplays and personal display systems, and Vision 3 International (V3i), Ltd., a Korea-based leader in stereo imaging technologies, announce that they have signed a Supply and Purchase Agreement. eMagin expects to fulfill this initial $1.1 million order over the next four months. Additional follow-on options for larger future sales have also been agreed to.

Under terms of the agreement, V3i will be the exclusive distributor of eMagin’s Z800 3DVisor(tm) for PCs in South Korea through July 2007. eMagin will also provide a special NTSC video-enabled version of the Z800 3DVisor for V3i, and V3i will have exclusive distribution rights for the customized products in South Korea, China, Taiwan, Hong Kong, Singapore, and Malaysia. In addition, V3i will bundle the 3DVisors with V3i’s nOOn(tm) stereovision cameras, which will also be provided to eMagin to sell in other markets beginning in September. V3i will provide eMagin’s Z800 3DVisors(tm) for applications including stereoscopic 3D DVD theaters, PC game rooms and combined with stereoscopic 3D camera systems.

“The market for 3D imaging will grow as more content becomes available and the ability to create and view that content also becomes more readily available,” said Dr. Yong Bum Lee, president, Vision 3 International. “Our projections indicate V3i’s potential sales of eMagin 3DVisor products to be in excess of 10,000 units in 2007 in our markets. We share eMagin’s vision and commitment to capturing that market with products and services that enable 3D viewing and entertainment.”

“The applications for 3D - gaming, video, simulation, and training - are developing as the amount of available content expands,” said Susan Jones, executive vice president and chief marketing officer, eMagin Corporation. “V3i makes an ideal partner, because we have complementary products and a mutual goal of growing the stereovision 3D market. The 3Vi focus is on not only growing that content but enabling anyone to create personal 3D content.”

eMagin’s Z800 3DVisor delivers a clear, flicker-free, high-contrast virtual images equivalent to a 105-inch screen viewed at twelve feet, in full-color stereovision. It provides full 3D stereovision or outstanding 2D, depending on its source material. The Z800’s high-speed 360-degree headtracking lets users look around in the virtual world just as they would in the real world, when connected to a PC with any of about 1000 PC game titles in the market. Completing the experience is a communications capability with integrated, audio system with stereo earbuds and a noise-canceling microphone. To power all these capabilities, the Z800 requires only a standard USB port and can greatly extend a laptop’s battery life when it’s used instead of the standard LCD laptop screen. When connected to the NTSC adapter provided with the new special version of the Z800 3DVisor, the Z800 3DVisor will provide the same large view video images from standard DVD video, stereovision cameras, or other video data sources.

About Vision 3 International
Founded in 2005, V3i has focused on leading the general adoption of stereo imaging through its stereo camera products and services and through on-going research and development in stereo imaging capture, processing, and viewing. The company’s goal is the broad acceptance and use of stereo imaging and stereo camera products. The company produces 3D camera modules, develops and provides 3D image processing software, and provides 3D content focused on reality picture.

About eMagin Corporation
A leader in personal display systems, eMagin manufactures and integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image comparable to that of a large computer monitor or a large-screen television. eMagin’s OLED displays have been incorporated into a variety of near-eye imaging products for military, industrial, medical, and consumer markets that choose eMagin’s award-winning technology as a core component for their solutions. eMagin’s first personal display system, the Z800 3DVisor, provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and other applications. It won the CEA’s Innovation of Year award in the digital display category and won additional recognition in the electronic gaming category. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Note: eMagin, 3DVisor, and Z800 are trademarks of eMagin Corporation.

Media Contacts:
Jonathan Park, V3i, 82-31-737-4222-5, jonathan@v3i.co.kr
Joe Runde, eMagin, 425-749-3636, jrunde@emagin.com

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